EXHIBIT 11

INTRUST FINANCIAL CORPORATION
Computation of Earnings Per Share
Years Ended December 31, 1996, 1995 and 1994
(Dollars in thousands except per share data)

                                                1996         1995         1994
--------------------------------------------------------------------------------
Primary Earnings Per Share:
Net income                                      $1,680      $12,387      $18,969
--------------------------------------------====================================
Weighted average common shares
   outstanding                               2,285,513    2,344,762    2,371,377

Primary earnings per share                       $0.74        $5.28        $8.00
--------------------------------------------====================================
Fully Diluted Earnings per Share:
Net Income                                      $1,680      $12,387      $18,969
Net reduction in interest expense
   assuming conversion of capital notes            675          699          713
--------------------------------------------------------------------------------
Net income                                      $2,355      $13,086      $19,682
--------------------------------------------====================================
Weighted average common shares
   outstanding assuming conversion
   of capital notes                          2,672,691    2,743,307    2,771,377

Fully diluted earnings per share                 $0.88        $4.77        $7.10
--------------------------------------------====================================